ASSET PURCHASE
                                   AGREEMENT
















                               EXECUSOFT, INC.

================================================================================


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                           ASSET PURCHASE AGREEMENT

      COME NOW, SOS Staffing Services, Inc., a Utah corporation at 1415 S. Main, Salt Lake City, UT 84115 (hereinafter referred to as "Buyer"); Execusoft, Inc., a California corporation at 301 North Rampart Street, Suite F, Orange, California, 92668 (hereinafter referred to as "Seller"); and David A. Thomas and Cathy D. Thomas (hereinafter collectively referred to as "Principals") and agree as follows:

                                 WITNESSETH:

      WHEREAS, Seller owns the assets and business set out in Article 1 and Exhibits A and B herein and desires to sell them to Buyer;

      WHEREAS, Principals are officers of Seller, are authorized to vote all of the outstanding shares of Seller, are Seller's sole shareholders and stand to benefit from Seller transferring said assets to Buyer;

      WHEREAS, Buyer desires to purchase said assets and business from Seller for cash and other consideration;

      WHEREAS, the parties desire to enter into a written Agreement describing and setting forth the terms and conditions under which they will transfer ownership of said assets and business;

      NOW,  THEREFORE,  in consideration of the foregoing,  the mutual covenants
and  conditions   hereinafter  set  forth,  and  for  other  good  and  valuable consideration, the parties agree as follows:

1. Buyer agrees to purchase and Seller agrees to sell, convey, transfer, and deliver to Buyer the business and assets as set out more specifically in Exhibits A and B which are hereby incorporated by reference as if fully set forth herein (the "Assets" or "Business"). Buyer is only purchasing the assets set forth on Exhibits A and B. Seller is conveying to Buyer only the assets listed on Exhibits A and B. The Assets specifically exclude cash, cash equivalents, accounts receivable, workers' compensation deposits, bank accounts and personal property of the Principals as of the Closing date of this Agreement and shall not be transferred hereby to Buyer. All Judgments granted in favor of Seller in connection with the Davis County, State of Utah, District Court Action
- Civil No. 940700282CV (Execusoft, Inc v. Intraspace and Execusoft, Inc. v. Pleiades Software Development, Inc.) are specifically excluded from the Assets and shall not be transferred hereby to Buyer. Assets not referenced or identified on Exhibits A or B shall not be transferred to Buyer.

      Seller agrees to sell or convey to Buyer and Buyer hereby agrees to purchase and assume the equipment leases, third party contracts and/or other liabilities listed in Exhibit C of this Agreement. Seller shall remain fully responsible and liable for all liabilities, except for the liabilities

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specifically  identified on Exhibit C, which Buyer hereby agrees to assume. With respect to the liabilities identified in Exhibit C, Buyer is assuming only those liabilities arising after the Closing of this Agreement. Seller shall remain responsible for all liabilities, including those listed in Exhibit C, to the extent performance is required before the Closing. Buyer does not in any way or manner assume any debt, liability, or obligation of Seller, other than those set forth in Exhibit C, whether known or unknown, whether asserted or un-asserted,
whether  absolute  or  contingent.   Buyer  hereby   specifically   assumes  the
obligations for real property leases, contingent upon each respective landlord's approval, arising after Closing for the real property referenced in Exhibit A, to wit: the real property leases for the demised premises located at 301 North Rampart Street, Suite F, Orange, California, 92668 and 9 Exchange Place, Suite 900, Salt Lake City, Utah, 84111.

Seller shall be responsible for all expenses related to the operation of the Business prior to the Closing Date. Seller shall be responsible to pay all wages and benefits earned prior to the Closing Date, but to be paid after Closing.

For transition purposes, Buyer at its option may utilize Seller's existing payroll bank accounts. All cash in said account shall remain the property of Seller. Buyer shall fund and maintain the account after Closing. Within thirty
(30) days from the Closing date of this Agreement, said a account shall be reconciled and the Buyer shall reimburse the Seller for the reconciled balance.

      2. In consideration for receiving said assets and in consideration of the representations, warranties, and covenants of Seller set forth herein, Buyer agrees to pay Seller the following amounts on the conditions set forth herein:

      (a) The total purchase price for the assets, non-competition covenants and all earnouts made pursuant to this Article 2 shall in no event be less than Five Million Dollars ($5,000,000.00) or exceed Eight Million Five Hundred Thousand Dollars
            ($8,500,000.00).

      (b) At the time of execution of this Agreement, Buyer shall pay Seller Five Hundred Thousand Dollars ($500,000.00) by direct wire transfer to an account designated by Seller. If the transaction contemplated hereby does not close for any reason other than breach of the representations and warranties made by Seller or Principal in
            Article 7, failure of the Seller and Principal to deliver at Closing the items described in Article 5(a), or failure of Buyer to enter into an employment agreement with Alex Salottolo, as described in
            Article 15 herein, prior to the Closing Date, then such payment shall be non-refundable and shall be considered liquidated damages. The parties agree that it would be impractical and extremely difficult to prove or fix the actual damages that would be suffered if Buyer fails to perform the obligations to close hereunder. The parties agree that $500,000.00 is a reasonable approximation of the


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            damages  Seller may  suffer as a result of Buyer's  failure to close for any reason other than hereinabove stated.

      (c) At the Closing of this Agreement, Buyer shall pay Seller, in addition to the Five Hundred Thousand Dollar ($500,000.00) deposit described in Article 2 (b),Four Million Four Hundred eighty Thousand Dollars ($4,480,000.00) by direct wire transfer to an account which has been designated by Seller.

      (d) At the Closing of this Agreement, Buyer shall pay each Principal Ten Thousand Dollars ($10,000.00) by direct wire transfer to an account which has been designated by Principal.

      (e) The "Earnout Period" shall commence on the date of Closing of the Agreement and continue to January 3, 1999 (the end of Buyer's 1998 fiscal year). Buyer shall pay Seller five (5) times the amount of EBITDA (as defined in Article 2 (f) herein) which is greater than the "Base Profit" earned by the Business during the Earnout Period. The "Base Profit" shall be $880,000 multiplied by the number of weeks in the Earnout Period divided by 52. For example, if the Closing Date is August 18, 1997, there would be
            72 week in the Earnout Period and the Base Profit would be $1,218,462.00 ($880,000.00 x 72/52 = $1,218,462.00); and if the
            Business generated $1,500,000.00 of EBITDA during the Earnout Period, the Earnout paid by Seller would be $1,407,690 ($1,500,000 - $1,218,462 = $281,538; $281,538 x 5 = 1,407,690).
            Such payments shall be made no later than forty-five (45) days from the close of the Earnout Period. If the Earnout payment is not paid as by paid by the due date, the principal amount of such payment shall bear interest at the lesser of the prime rate, as reported by the Wall Street Journal, plus two percent (2%) as of the date the payment is due or the maximum amount permitted by law.

                  Alternatively,  the  Earnout  Payment  may be based  upon such other profit calculations, such as Branch Profit as used by Buyer, if all parties agree to an adjusted Base Profit and a definition of the profit calculation to be used.

      (f) (i) "EBITDA" as used in this Agreement means gross sales (total sales of goods and services) less adjustments and discounts; the cost of sales (temporary employee programs, direct costs, temporary payroll, temporary payroll taxes, i.e. FICA, unemployment, etc., temporary worker's compensation, drug testing and bonding insurance); branch staff expenses (branch staff payroll, temporary staff payroll, commissions and bonuses, branch staff and temporary staff payroll taxes, i.e. FICA, unemployment insurance, etc., branch staff worker's compensation, sales and travel, group insurance,


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            background   checks,   and  drug  testing);   advertising   expenses
            (specialty items, classified ads, yellow pages, promotional events, other advertising); operation expenses (telephone, office supplies, legal, , professional, postage and delivery, petty cash, training expenses, and other operating expenses); facilities expenses (rent, repair and maintenance, and utilities); bad debt (to constitute a bad debt the receivable must be actually written off. No receivable aged less than one hundred twenty (120) days shall be written off without the permission of Seller. Any receivable aged over one hundred twenty (120) days, which shall be considered a delinquent account, may be written off at the sole discretion of Buyer; however any recovery made on such an account shall be added back to total sales. Any account receivable aged over one hundred twenty (120) days at the close of the Earnout Period shall be considered bad debt for purposes of determining EBITDA); miscellaneous expenses (dues
            and  subscriptions,   adjustments/recoveries,  and  reimbursements);
            printing expenses; computer expenses; consultation expenses; taxes (exclusive of federal, state and local income tax) and insurance; gain or loss on disposal of assets; and other expenses (career fair; services fees, internal expenses, etc.); plus other income (bad debt recovery, finance charges collected and other income). EBITDA excludes an allocation of Buyer's corporate overhead or home office expense. EBITDA excludes depreciation of assets and amortization.

                  (ii) Seller  acknowledges and agrees that EBITDA will be based on Buyer's operation of the Business and acknowledges that Buyer's workers' compensation insurance, unemployment insurance, bonding insurance, cost of employee benefits and other costs differ from Seller's and past performance will not necessarily be indicative of future profits. Seller acknowledges that staff employee's group health insurance shall be charged to EBITDA on a pro rated per capita basis without regard to actual participation. Seller acknowledges that as reported on Buyer's branch statements payroll taxes are not adjusted for purposes of calculating EBITDA for limits on FICA or federal or state unemployment insurance (FUTA, SUTA);
            however, for purposes of calculating the EBITDA upon which the Earnout is based, the branch statements shall be adjusted to reflect actual expenditures for FICA, FUTA and SUTA.

                  (iii) The parties agree that if there is a dispute regarding the calculation of EBITDA as it relates to the Earnout which cannot be resolved through good faith negotiations of the parties, that the parties will submit to binding arbitration to determine EBITDA. The parties shall select one of the following Big 6 accounting firms to arbitrate and determine the EBITDA for the Earnout Period: Price Waterhouse, LLP; Deloitte & Touche, LLP; or Coopers & Lybrand, LLP. Preference shall be given first to Price Waterhouse, LLP; then to Deloitte & Touche, LLP; and finally to Coopers & Lybrand, LLP. If the preferred firm has provided any

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            services to any party during the Earnout Period, has a conflict,  or for any reason is not willing to act as the arbitrator, the next firm in the specified order of preference shall be appointed as arbitrator subject to the same conflict conditions. The selection process shall be completed and the arbitration/review shall have commenced no later than ninety (90) days following the end of the Earnout Period. Notwithstanding any such dispute, Buyer shall pay Seller any amount that it does not dispute on the due date as described above.

      (g) During the Earnout Period, Buyer shall use its best efforts to conduct the Business in a manner consistent with good business judgement and consistent with Buyer's ordinary business practices. Buyer shall not incur any unnecessary expense in order to diminish the EBITDA of the Business. Buyer shall not open other offices conducting the same business as Seller, i.e. information technology and information system staffing services, within one hundred fifty (150) miles of Orange, California or Salt Lake City, Utah during the Earnout Period without the approval of Seller. Seller acknowledges that Buyer currently operates an information technology and information system staffing service office in San Diego, California under the name "Impact Staffing." Upon the consent of Seller, Buyer shall include  its  San  Diego  -  Impact  office  in  the operations upon which EBITDA is calculated. In such event, no loss shall be charged to EBITDA prior to December 28, 1997; however, any EBITDA profit earned during the period from the time of Closing (or other such time that the Impact office comes under control of the Orange California office) shall be included in EBITDA for purposes of computing the Earnout.

      (h) The parties agree that the payments made at Closing, totaling Five Million Dollars ($5,000,000.00), shall be allocated as follows:

            to Goodwill: $4,902,000.00;
            to Customer Lists $10,000.00;
            to Employee Lists $10,000.00;
            to  the  Non-Competition  Covenant  $20,000.00   (paid  directly  to
              Principals); and
            to Property, Facilities and Equipment $58,000.00.

            All other payments made pursuant to this Article 2 will be allocated to Goodwill.

                  All  parties  agree  to file  IRS  Form  8594  reflecting  the purchase price allocation contained herein.

      (i) Buyer shall assume and pay all sales taxes, if any, related to the transfer and sale of the Assets hereunder.



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      3. As further  consideration for Buyer to enter into this Agreement and in consideration  for Buyer making  payments to Principals  and Seller  pursuant to
Article 2 and in consideration for Principals benefiting from this Agreement, Principals agree to the following:

      (a) For a period commencing at the Closing Date of this Agreement and continuing for a period of (36) months thereafter, Principals shall not, for any reason, within one hundred and fifty (150) miles of Orange California or Salt Lake City, Utah (i) engage in the temporary staffing, consulting personnel, staff leasing, payrolling, executive placement, permanent placement, or employee testing business, or provide any other related service; (ii) enter the employ of, or render any services to or consult with, any person engaged in competition with the Buyer; (iii) become associated with or interested in any such person in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent or trustee; provided, however, Principals may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or over-the-counter if Principals are not controlling persons of, or a member of a group which controls, such person and does not, directly or indirectly, own 5% or more of any class of securities of such person, (iv) solicit or otherwise deal with any client of the Buyer in a manner designed to (or that could) take business away from the
            Buyer; (v) solicit or otherwise induce any employee of the Buyer to terminate his/her employment with the Buyer; or (vi) hire or solicit any consultant under contract with the Buyer or encourage such consultant to terminate such relationship.

            (b) The Principals agree not to disclose to any unauthorized person any confidential information they may obtain or have obtained regarding Seller's, Buyer's, their successors' services, products, customers, employees or methods of doing business, nor use such information in violation of Article 3 (a) during said period.

            (c) The Principals acknowledge that each of them will be able to earn a livelihood without violating the foregoing restrictions. The Principals further acknowledge: (1) that compliance with the restrictive covenant contained in this Article 3 is necessary to protect the business and goodwill of the Buyer or its successors in interest, and (2) that a breach will result in irreparable and continuing damage to the Buyer or its successors in interest, for which money damages may not provide adequate relief. Consequently, the Principals agree that, in the event that any of them breaches or threatens to breach the restrictive covenant of this Article 3, the Buyer or its successors in interest shall be entitled to seek: (1) a preliminary or permanent injunction to prevent the continuation of harm, and (2) money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit the Buyer or its successors in interest from also pursuing any other remedy, the parties having agreed that all remedies are cumulative.


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            (d) The parties  have  attempted to limit the  Principals'  right to compete  only to the extent  necessary  to protect  the Buyer or its
            successors  in  interest  from  unfair   competition.   The  parties
            recognize   that   reasonable   people   may   differ  in  making  a
            determination. Consequently, the parties agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court, arbitrator or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

      4. The "Closing" of the transactions contemplated by this Agreement shall take place at 1:30 p.m. (Pacific Daylight Time) on August 25, 1997 (the "Closing Date") at the law offices of Yates & Greer, 505 South Main Street, Suite 1000, Orange, California, 92868. Closing may also take place on any other Monday at a time and place mutually agreed to in writing by the parties.

      This Agreement shall be effective on upon execution; ; however, for all purposes, the transfer of the Assets and Business herein described to Buyer is hereby recognized as occurring on the Closing Date, regardless of the date when this Agreement shall be executed. On the Closing Date, Buyer will also commence operation of Seller's Business with respect to the Assets purchased. 5. (a) At Closing, Seller and Principals shall deliver to Buyer the following:

                  (i) A Bill of Sale for all items of personal and tangible property to transferred hereby;

                  (ii) An assignment of all trademarks and trade names to be transferred hereby;

                  (iii)  All Assets to be transferred hereby;

                  (iv)   Lien releases for any encumbered Asset; and

                  (v) Consents to the assignment of all leases and contracts to be assumed by Buyer.

      (d) At Closing, Buyer shall deliver to Seller or Principals the following:

                  (i)    All funds or monies described in Article 2 herein; and

                  (ii) Certificate that all necessary consents have been obtained.


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

      6. In the event the transaction contemplated by this Agreement does not close, for a period of five (5) years from the date of this Agreement, Buyer will maintain as confidential all written proprietary information and shall not use for any reason any written proprietary information which it or any of its representatives may obtain from Seller, any of its employees or the Principals. This restriction shall not apply, however, (i) as may otherwise be required by law (if such disclosure is required by legal process, Buyer shall notify Seller, prior to any response to such legal process. Thereafter, Seller, at its sole cost and expense, may oppose such disclosure), (ii) to the extent such information (A) shall be or have become publicly available, (B) was legally available to Buyer on a non-confidential basis prior to its disclosure by Seller or (C) becomes available to Buyer on a non-confidential basis from a person other than Seller or (iii) with respect to disclosure by Buyer to parties to whom disclosure may be required or desirable in connection with the transactions contemplated by this Agreement, provided such parties agree to be bound by the provisions of this Article 6. This confidentiality Agreement will also apply to any proprietary information not purchased by Buyer regardless of whether the transaction closes.

      7. Seller and Principals represent and warrant to the Buyer that the statements made in Article 1 and below are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. As used in this Article 7, "material" shall mean any discrepancy in the financial statements or representations that in the aggregate have an impact of more than fifty thousand dollars ($50,000.00).

       (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of California. Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Seller is not in default under or in violation of any provision of its charter, articles of incorporation, or bylaws.

       (b)  Seller  has  good  and  marketable title to all the assets listed in
            Article 1 and Exhibits A and B. All assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, or claims, except for leases of the following equipment: .

       (c)  Neither  the  execution  nor  the  delivery of this  Agreement  will
            (i) violate any statute, regulation, judgment, order, or other restriction of any governmental agency or court; or (ii) conflict with, result in a breach or default under any Agreement, contract, license, or other arrangement to which Seller is a party.

       (d) Seller has filed all income tax returns that it was required to file, has paid in full all taxes associated with such tax returns and is not deficient on any tax payments or liabilities.



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

      (e) Seller has complied with all environmental, health, and safety laws in all material respects and does not have any material liability relating to any environmental, health, and safety laws.

      (f) Seller has complied with all federal, state and local equal employment opportunity and anti-discrimination laws in all material respects and does not have any material liability relating to any federal, state and local equal employment opportunity and anti-discrimination laws.

      (g) Seller has complied with Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in all material respects and does not have any material liability relating to ERISA.

      (h) Seller has complied with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") in all material respects and does not have any material liability relating to COBRA.

      (i)   Seller   has   paid   all   payroll  taxes  and  other  withholdings
            mandated by federal, state and local laws.

      (j) Seller has complied with all other employment and labor laws not specifically enumerated in all material respects and does not have any material liability relating to any employment or labor law.

      (k) Seller has disclosed all lawsuits, claims or causes of actions that have arisen against Seller that are known or that it should reasonably be expected to know. All such lawsuits, claims or causes of action are disclosed and described in Schedule 7(k).

      (l) Seller warrants that all financial information and records provided to Buyer during its due diligence review which are attached hereto as Schedule 7(l) are true and complete in all material respects.

      8. Buyer represents and warrants to Seller and Principals that the statements made below are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

      (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah. Buyer has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.



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

            Buyer is not in default under or in violation of any provision of its charter, articles of incorporation, or bylaws.

      (b) The Buyer's board of directors have approved the terms of this Agreement and the officers of Buyer have been duly authorized to enter into and execute this Agreement.

      (c) The Buyer has obtained all necessary consents to enter into this Agreement.

      9. Seller and Principals agree to indemnify Buyer and hold Buyer harmless from any material loss, damage, expense, liability, or claim, including without limitation, attorney's fees and expenses of litigation, to which Buyer may become subject arising out of: (a) any material misstatement of the Seller or Principals as warranted in Article 7; (b) any material failure of Seller or Principals to perform any of its covenants, Agreements or undertakings contained in this Agreement or in any other Agreement executed in connection with the transactions contemplated herein; or (c) any other action or inaction of Seller, Principals, or their designees, which action or inaction is not a result of any fault on the part of Buyer.

            Seller and Principals further agree to indemnify Buyer and hold Buyer harmless from any material loss, damage, expense, liability, or claim (whether known or unknown, whether asserted or un-asserted, whether absolute or contingent), including without limitation, attorney's fees and expenses of litigation, for any claim arising or occurring prior to the Closing Date for which Buyer may be liable because of its purchase of Seller's assets.

            Buyer shall notify Seller and Principals within ten (10) days of receipt of any written demand or the commencement of any suit for any loss, damage, expense, liability, or claim for which Buyer seeks indemnification from Seller or Principals. Seller and Principals shall have the right to defend any such demand or suit.

            As used in this Article 9, "material" shall mean losses, damages, expenses, liabilities or claims, including without limitation, attorney's fees and expenses of litigation which are fifty thousand dollars ($50,000.00) in the aggregate.

      10. Buyer agrees to indemnify Seller and Principals and hold Seller and Principals harmless from any material loss, damage, expense, liability, or claim, including without limitation, attorney's fees and expenses of litigation, to which Seller and Principals may become subject arising out of: (a) any material failure of Buyer to perform any of its covenants, Agreements or undertaking contained in this Agreement or in any other Agreement executed in connection with the transactions contemplated herein; (b) any material breach or misstatement of any representation or warranty of Buyer; or (c) any other action or inaction of Buyer, or its designees, which action or inaction is not a result of any fault on the part of Seller or Principals.

            Buyer agrees to indemnify Seller and Principals and hold Seller and Principals harmless from any material loss, damage, expense, liability, or claim (whether known or unknown, whether asserted or un-asserted, whether absolute or contingent), including without limitation, attorney's fees and expenses of litigation, for any claim arising or occurring after the Closing Date by reason of Buyer's failure to perform any assumed liability or for which Seller or Principals may be otherwise liable because of Buyer's operation of the Business.

            Seller or Principals shall notify Buyer within ten (10) days of receipt of any written demand or the commencement of any suit for any loss, damage, expense, liability, or claim for which Seller or Principals seek indemnification from Buyer. Buyer shall have the right to defend any such demand or suit.

            As used in this Article 10, "material" shall mean losses, damages, expenses, liabilities or claims, including without limitation, attorney's fees and expenses of litigation which are fifty thousand dollars ($50,000.00) in the aggregate.

      11. Seller agrees from the time of the execution of this Agreement through the effective date that Seller will conduct its Business only in the ordinary course consistent with past practices and will not enter into any agreement which would materially affect the business or the assets to be purchased which would binding upon Buyer after the closing, without Buyer's consent.

      12. Principal, David A. Thomas, shall provide consultation services to Buyer during the Earnout Period as an independent contractor pursuant to a separate agreement, the form of which is attached hereto as Exhibit D.

      13. For each of Seller's former employees hired by Buyer, Buyer shall recognize time of service with Seller as time of service with Buyer for purposes of non-health, life or disability benefits, such as, 401(k) eligibility and matching contribution vesting, C-125, etc. Seller acknowledges that Buyer maintains a drug-free workplace policy and that all of Seller's former employees hired by Buyer will be subject to such policy. Such staff employees shall be exempt from the pre-employment drug screen, but shall be subject to all other provisions of the policy, including random drug screens or post incident screening. After the Closing, each of Seller's employees hired by Buyer will be subject to post incident screening. Buyer's policy currently limits random testing in the state of California. However, after 180 days from the Closing, each of Seller's employees hired by Buyer may be subject to random screening pursuant to Buyer's policy, if Buyer, at its sole discretion, implements random testing in California. Buyer may modify its policy at any time to reflect changes in statutory or case law or for any other reason consistent with good business judgment.

      14. Buyer shall issue options to purchase a combined forty thousand (40,000) shares of Buyer's common stock to the Principals or certain key employees of Seller which as a result of this Agreement are subsequently employed by Buyer. At least twenty thousand (20,000) options shall be granted to Alex Salottolo, a key employee of Seller. Such stock options will be issued under a separate agreement pursuant to and in accordance with the Buyer's May 1995 Incentive Stock Option Plan and shall vest over a period of five (5) years pursuant to such separate agreement (the form of such agreement is attached hereto as Exhibit E). If any grant is made to a Principal, the vesting schedule shall be modified to be fully vested at the close of the Earnout Period. Said plan requires that any specific grant be approved by the compensation committee of Buyer' board of directors. Seller shall provide to Buyer as a list of key employees and number of shares to be granted each such employee or Principal as indicated in Exhibit F.

      15. Buyer agrees that it shall employ Alex Salottolo for a period of three
(3) years following the Closing Date pursuant to the terms and conditions of a separate employment agreement. The form of such agreement is attached hereto as Exhibit G.

            The closing of this Agreement is contingent upon Buyer entering into above-described employment agreement with Mr. Salottolo. If for any reason Buyer does not enter into an employment agreement with Mr. Salottolo prior to the Closing Date, then Buyer at its sole discretion may terminate this Agreement and all obligations hereunder except for those terms and covenants set forth in
Article 6 hereof.

      16. Buyer agrees that if it terminates Joe Wade, currently Seller's Controller, or if Mr. Wade resigns during the Earnout Period, for any reason, with or without cause, that it shall pay, at Seller's request, Mr. Wade up to four (4) months severance pay. Fifty percent (50%) of such payment shall be included as an expense for purposes of calculating EBITDA. The remaining fifty percent (50%) shall be excluded from EBITDA and shall be borne solely by the Buyer. Buyer shall notify Seller five (5) days prior to any termination of Mr. Wade during the Earnout Period.

      17. Within five (5) days from the date of Closing, Principal, David Thomas, shall interview Kevin Green, an employee of Buyer. If the Principal approves, Mr. Green shall be transferred from Buyer's Salt Lake operation to the Seller's Business in Salt Lake. Seller acknowledges that Mr. Green's continued employment shall be at the sole discretion of Buyer subject to the limitations of Article 2(f) hereof. Seller agrees that the salary and expenses related to Mr. Green shall be included in the EBITDA calculation for determining the Earnout based on the following: The parties acknowledge that Mr. Green is currently paid a salary of $60,000.00. During the Earnout Period, EBITDA shall only include Mr. Green's annual base salary of $26,000.00 plus an incentive of fifteen percent (15%) of the gross profit generated by business sold by Mr. Green. Any difference in actual compensation and the foregoing shall be excluded from EBITDA for purposes of calculating the Earnout. For example, if during the twelve month period following Closing, Mr. Green sells $200,000 worth of business, his incentive would be $30,000.00 (15% x $200,000 = $30,000); the charge to EBITDA would be $56,000.00 ($26,000 (base) + $30,000 (incentive) = $56,000). All other expenses and benefit costs related to Mr. Green shall be included in EBITDA.

      18. Seller shall pay all staff and temporary employee benefits, costs and expenses earned prior to the Closing date of this Agreement. Seller agrees to pay before the Closing Date or to accrue and maintain adequate reserves for any staff and temporary employee benefits earned prior to the Closing Date of this Agreement, but to be paid after the Closing Date. For those employee benefits, costs or expenses which a specific date can not be determined, Buyer and Seller shall share the payment of the benefit, cost or expense on a pro-rated basis. Seller's share shall be the ratio of hours worked before the Closing Date to the total hours worked and Buyer's share shall be the ratio of hours worked after the Closing Date to the total hours worked.

      19. Buyer agrees to assist Seller to collect accounts receivable. Such assistance shall be limited to turning over payments due Seller which are received by Buyer within five (5) business days from the date of Buyer's receipt of any such payment. If Buyer receives payment for both its services as well as Seller's, Buyer will deposit said funds in its accounts and pay the amount due Seller to Seller. Payments for which no invoice is designated shall be applied to the oldest outstanding invoice. Additionally, Buyer shall pay Seller, within five (5) business days of Buyer's receipt of any monies related to the Judgments in Seller's favor with respect to the Davis County, State of Utah, District
Court Action - Civil No. 940700282CV (Execusoft, Inc v. Intraspace and Execusoft, Inc. v. Pleiades Software Development, Inc.)

            Seller agrees if it receives any payment for any account receivable due Buyer that it will turn over such payment to Buyer within five (5) business days from the date of Seller's receipt of any such payment . If Seller receives payment for both its services as well as Buyer's, Seller will deposit said funds in its accounts and pay the amount due Buyer to Buyer. Payments for which no invoice is designated shall be applied to the oldest outstanding invoice.

            Any payment hereunder not paid by the due date shall bear interest at the lesser of the prime rate, as reported by the Wall Street Journal, plus two percent (2%) as of the date such payment is due or the maximum rate permitted by law.

      20. Buyer, Seller, and Principals agree to take such further action as is necessary to carry out the purpose of this Agreement, including the execution and delivery of such further instruments and documents as any party reasonably may request.

      21. Except for disputes arising under Article 2 (d) and (e), the EBITDA calculation and Earnout Payment, which shall be subject to binding arbitration as described in Article 2 (e)(iii), Buyer and Seller agree that prior to the commencement of any action for breach of this agreement they will submit to non-binding mediation or arbitration in accordance with the Commercial

Arbitration Rules of the American Arbitration Association in effect at the time of the action. The parties agree to negotiate in good faith to resolve the breach or enter a settlement. An arbitrator will be chosen by the Buyer and Seller. If the parties are unable to agree upon an arbitrator, within ninety
(90) days of such impasse, an arbitrator shall be selected pursuant to the rules of the American Arbitration Association then in effect. Arbitration shall take place in Salt Lake City, Utah or Orange, California.

      22. This Agreement and all documents executed and delivered hereunder shall be deemed to be contracts under the laws of the State of Utah, and for all purposes shall be construed and governed in accordance with such laws. Any suit or other action to enforce any provision of this Agreement or to obtain any remedy with respect hereto shall be brought in any federal or state court with competent jurisdiction sitting in Salt Lake County, State of Utah or Orange County, State of California.

      23. In the event of the commencement of any litigation or arbitration to enforce any provision of this Agreement or that is related to this Agreement, the prevailing party shall be entitled to its costs for such action, including reasonable attorney's fees, expert witness fees and other reasonable costs incurred related to such action.

      24. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:

                  (i)   if to Buyer, to:

                        SOS Staffing Services, Inc.
                        1415 South Main Street
                        Salt Lake City, Utah  84115
                        Attn:  Legal Department

                  (ii)  if to Seller to:

                        Execusoft, Inc.

                        --------------------------

                        --------------------------

                  (iii) if to Principals to:

                        David A. Thomas and
                        Cathy D. Thomas

                        --------------------------

                        --------------------------

                 (iv)  If to Principals or Seller, copy to:

                       Robert A. Greer
                       Yates & Greer, LLP
                       505 South Main Street, Suite 1000
                       Orange, CA  92868

            Any party may change its address for notice hereunder by written notice to the parties hereto.

      25.  Any  term  or  provision  of  this   Agreement  that  is  invalid  or
unenforceable shall not affect the validity and enforceability of the remaining terms and provisions of this Agreement.

      26. Each party shall bear its own costs and expenses incurred in connection with this Agreement.

      27. Each party acknowledges that it has sought the advice (or has had the opportunity to do so) of competent legal counsel and tax advisors with respect to the subject matter of this Agreement and the legal and tax consequences of entering this Agreement.

      28. This Agreement, together with the exhibits incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter herein. This Agreement may only be modified by written instrument executed by the parties hereto.

      29. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument. As used herein, "counterparts" shall include full copies of this Agreement signed and delivered by facsimile transmission, as well as photocopies of such facsimile transmission.

      30. In the event of the commencement of any litigation or arbitration to enforce any provision of this Agreement or that is related to this Agreement, the prevailing party shall be entitled to its costs for such action, including reasonable attorney's fees, expert witness fees and other reasonable costs incurred related to such action.

      31.   Time is of the essence of this Agreement and all its provisions.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

DATED this     day of        , 1997.        DATED this     day of        , 1997.
          -----      --------                         -----      --------
Buyer                                       Seller

SOS Staffing Services, Inc. by:             Execusoft, Inc.


------------------------------------        ------------------------------------
Richard D. Reinhold, Chairman               David A. Thomas,  in his capacity as
                                            CEO and as an individual Principal

DATED this     day of        , 1997.
          -----      --------
Principal


------------------------------------
Cathy D. Thomas

                                   EXHIBIT A

                                   EXHIBIT A

The following assets are to be purchased by Buyer from Seller:

(a) The real property leases for the demised premises located at 301 North Rampart Street, Suite F, Orange, California, 92668 and 9 Exchange Place, Suite 900, Salt Lake City, Utah, 84111together with all rights and privileges under said leases to real property subject to said leases; and

(b) All papers and records in Seller's care, custody or control relating to the operational aspects of Seller's staffing business or any of the Assets to be transferred under this Agreement, including but not limited to all personnel and labor relations records, environmental control records, sales records, accounting and financial records, maintenance and production records, except that Seller shall either have unlimited access to or copies of such records for the purpose of preparing governmental reports and tax returns; and

(c) All records in any way related to Seller, excluding corporate books and records, its customers, business, employees, etc. that are maintained at any location;

(d)   Telephone numbers of Seller, to wit: (714) 634-9444, (800) 648-6777,
(801) 521-2955 and all other; and

(e)   Facsimile telephone numbers of Seller, to wit:  (714) 978-1843 and
(801) 521-3014; and

(f)   E-mail addresses of Seller; and

(g) All of Seller's Intangibles relating to its staffing business, including:

      (i) all assumed business or trade names to the extent such trade names are used in connection with providing staffing services, including temporary help services, payroll services, permanent placement or employee leasing. Such names to be transferred include but are not limited to: "Execusoft" all other assumed business names and trade names owned or used by Seller; and all other slogans, trademarks and service marks related to Seller; and

      (ii) all employee lists, including, but not limited to complete personnel files, work histories, employment agreements between Seller and employees of Seller, employee Confidentiality and non-compete agreements between Seller and employees of Seller, and all other documents related to employees of Seller; and

      (iii) all customer lists, including but not limited to all telephone numbers, credit histories, sales histories and other documents related to Seller's customers; and

      (iv)  Seller's goodwill; and

      (v)   all other intangibles of Seller; and

(h)   All proprietary and other software and hardware; and

(i) All prepaid expenses relating to any of the assets, facilities, and operations being taken over by Buyer, including, but not limited to any deposits used in the normal operation of Seller's business such as deposits for rent, utilities, etc.; and

(j) All operational assets of Seller including, but not limited to all inventory, office furniture, phones, electronic and computer equipment and all other equipment used by Seller to conduct business which are listed in Exhibit B;

                                   EXHIBIT B

     [Exhibit B shall consist of the asset inventory provided by Seller]

                                  EXHIBIT C

   [Exhibit C shall consist of leases and third party contracts provided by
                                   Seller]

                                  EXHIBIT D

               CONSULTING AND INDEPENDENT CONTRACTOR AGREEMENT


      This Consulting and Independent Contractor Agreement (the "Agreement") is entered into this ___ day of August 1997, by and between SOS Staffing Services, Inc., a Utah Corporation (the "Company") and David Thomas
("Thomas").

WHEREAS, the Company desires to engage Thomas as an independent contractor and consultant, based on the terms and conditions of this Agreement;

WHEREAS, Thomas desires to work as an independent contractor and consultant on the terms and conditions of this Agreement;

WHEREAS, on or about August ___, 1997, the Company, Execusoft, Inc., Thomas and Cathy Thomas entered into that certain Asset Purchase Agreement, wherein the Company agreed to purchase substantially all the assets of Execusoft, Inc;

WHEREAS, Thomas was a principal and shareholder of Execusoft, Inc, and is familiar with the customers and operations of Execusoft, Inc.; and

WHEREAS, Thomas and the Company desire a smooth transition related to the transfer of such assets.

Accordingly, the parties agree as follows:

1) The  terms  of  this  Agreement  shall  commence  on  August  25,  1997  (the
"Commencement Date") and continue until January 3, 1999. The purpose of this Agreement is to ensure a smooth transition of the Execusoft business to the Company, and to maximize the EBITDA profit as described in the Asset Purchase Agreement.

For a period of ninety (90) days following the Commencement Date hereof, Thomas shall on a full-time basis (forty [40] hours per week) visit existing Execusoft customers and introduce them to representatives of the Company for the purpose of maintaining the business relationship between the Company and such customers. Thomas shall provide information and training on Execusoft systems, and work with Company representatives to transfer or adopt such systems to the Company's. Thomas shall perform all other services and acts, as the Company may reasonably request, which are related to the transfer of Execusoft's business to the Company.

After ninety (90) days from the Commencement Date, until the end of the term of this Agreement, Thomas shall perform the same duties on an as needed basis (not to exceed ten [10] hours per month) as might be requested by the Company.

2) Thomas's compensation for such services shall be one dollar ($1.00) per year. Thomas acknowledges and agrees that he is not an employee of the Company and shall not be entitled to any employee benefit offered to Company's employees.

Thomas  shall  be  responsible  for  all  taxes  and  withholdings   related  to
compensation for services provided hereunder.

3) The Company shall indemnify Thomas and hold Thomas harmless from any loss, damage, expense, liability or claim, including, without limitation, attorney's fees and expenses of litigation, to which Thomas may become subject, arising out of the activities in which Thomas engages for the benefit of the Company, to the extent such activities are within the scope of the duties assigned by the Company. Thomas shall give Company reasonable notice of any such claim. The Company shall have the right to defend any such claim.

4) This Agreement shall be governed by and construed in accordance with the laws of the state of Utah, applicable to the agreements made and to be performed entirely within such state.

5) The parties agree that with respect to any dispute related to or arising out of this Agreement, that the parties shall submit to binding arbitration in accordance with the rules of the American Arbitration Association in effect at the time of the action. The parties agree to negotiate in good faith to resolve a breach or enter a settlement. An arbitrator will be chosen by the parties. If the parties are unable to agree upon an arbitrator within ninety (90) days, an arbitrator shall be selected pursuant to the rules of the American Arbitration Association then in effect. Arbitration shall take place in Salt Lake City, Utah or Orange, California.

6) . In the event the arbitration provision of Article 5 is unenforceable, the parties shall submit themselves to the jurisdiction of the federal and state courts located in Salt Lake County, state of Utah or Orange County, state of California, and that any action arising or related to this Agreement shall be brought and maintained within such courts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SOS Staffing Services, Inc.; by




Richard D. Reinhold                             David Thomas
Chairman of the Board

                                  EXHIBIT E

                            STOCK OPTION AGREEMENT


                                    for the

                          SOS STAFFING SERVICES, INC.

                             STOCK INCENTIVE PLAN

                            STOCK OPTION AGREEMENT

                                    for the

                          SOS STAFFING SERVICES, INC.

                             STOCK INCENTIVE PLAN


      This Stock Option Agreement (the "Agreement") is made and entered into effective as of the ____ day of _____, 19__, by and between SOS Staffing Services, Inc., a Utah corporation (the "Corporation"), and _____ (the "Optionee"). Capitalized terms used herein without definition shall have the meanings set forth in the SOS Staffing Services, Inc. Stock Incentive Plan, as amended from time to time (the "Plan").

                               R E C I T A L S :

      A. The Plan has been adopted by the Board and has been approved by the shareholders of the Corporation;

      B. The Optionee is an employee to whom the Committee has determined to grant or has granted options (the "Options") to purchase Common Shares under the Plan; and

      C. The Committee, on behalf of the Corporation, and the Optionee now desire to set forth the terms and conditions that will govern the issuance, holding and exercise of the Options to be granted to the Optionee, subject in all respects to the provisions contained in the Plan.

      NOW, THEREFORE, upon these premises and in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

      1. Number of Stock Options. The Corporation hereby acknowledges and confirms the grant to the Optionee, upon the terms and conditions set forth in this Agreement, of the following Options:

                    _____ Incentive Stock Options ("ISOs").

Each Option shall entitle the Optionee to purchase, upon the terms and conditions set forth in this Agreement, one Common Share. The number of Common Shares to which each Option pertains shall be adjusted, as necessary, in accordance with the provisions of Article 11 of the Plan.

      2. Exercise Price. The price f or which each Option granted to the Optionee may be exercised shall be payable in any manner provided under Article 6 of the Plan in the following amounts: $__._____ per Common Share.

      3.    Time for Exercise.   The  Options  granted to the Optionee  shall be
exercisable during the following periods of time:

            (a)   Incentive   Stock   Options.   Subject  to   any    provisions
contained in the Plan regarding the exercisability of ISOs, the ISOs shall be exercisable in accordance with the following schedule:

                  [20%] options shall be exercisable on or after _____ __, 1997;

                  [16%] options shall be exercisable on or after _____ __, 1998;

                  [16%] options shall be exercisable on or after _____ __, 1999;

                  [16%] options shall be exercisable on or after _____ __, 2000;

                  [16%] options shall be exercisable on or after _____ __, 2001; and

                  [16%] options shall be exercisable on or after _____ __, 2002.

All such ISOs shall be exercisable until _____ __, 2007, unless the period of exercise is sooner terminated in accordance with the provisions of the Plan or as set forth below. Unless the Committee provides otherwise in writing, upon the termination of an Optionee's employment with the Company for any reason, (i) the Optionee shall have no rights with respect to that portion of the ISOs which has not yet vested and become exercisable in accordance with the above schedule or paragraph (b) below, and (ii) the Optionee may for a period of ninety (90) days after such termination exercise his or her ISOs to the extent, and only to the extent, that such ISOs or portion thereof were vested and exercisable as of the date the Optionee's employment was terminated, after which time the unexercised portion of any ISOs shall automatically terminate in full. The preceding sentence shall not be construed to extend the term of any Option or to permit anyone to exercise any Option after the expiration of its term.

            (b) Change in Control. In the event a Change in Control occurs with respect to the Company, all outstanding Options evidenced by this Agreement shall become fully exercisable as to all Common Shares subject to the Options.

            (c) Right to Exercise. The Optionee understands and hereby agrees that he or she has no right whatsoever to exercise any Option except during the times provided herein and except as may be limited by any provisions of the Plan.

      4. Governing Documents. This Agreement hereby incorporates by reference all of the provisions of the Plan, as presently existing and as hereafter amended. The Optionee expressly acknowledges and agrees that the terms and conditions of this Agreement are subject in all respects to the provisions of the Plan; that the terms and conditions of this Agreement in no way limit or modify any provision of the Plan; and that in case of any conflict between the provisions of the Plan and the terms and conditions of this Agreement, the provisions of the Plan, as the case may be, shall control and shall bind the parties hereto. The Optionee also hereby expressly agrees and represents as follows:


            (a) Optionee acknowledges receipt of a copy of the Plan, and represents that he or she is familiar with the provisions of the Plan.

            (b) Optionee acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to cause ISOs granted pursuant to the Plan to qualify for the favorable tax treatment described in Section 422 of the Code, and that to be entitled to such treatment, the Optionee must comply with all of the applicable requirements of Section 422 of the Code, including without limitation, the following requirements:

                  (1) Holding Period. The Optionee must not sell or otherwise dispose of any Common Shares acquired through the exercise of an ISO before the later of (i) two years after the date on which the Optionee was granted the ISO or (ii) one year after the date on which the Optionee received Common Shares pursuant to the exercise of the ISO.

                  (2) Employment. At all times during the period of time beginning on the date on which an ISO is granted to the Optionee and ending on the day that is three months before the date on which the Optionee exercises the ISO, the Optionee must be an employee of the Corporation or of a corporation (or parent or subsidiary corporation of such corporation) issuing or assuming such ISOs in a transaction to which
      Section 424(a) of the Code applies.

            (c) Optionee acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to exempt the Optionee from the reporting requirements and short-swing liability provisions of Section 16 of the Exchange Act and any rules or regulations promulgated thereunder, and that Optionee shall not be exempt from the short-swing liability provisions pursuant to Rule 16b-3 unless and until Optionee shall comply with all applicable requirements of Rule 16b-3, including without limitation, the requirement that the Optionee must not sell or otherwise dispose of any Common Shares acquired upon exercise of an Option unless and until a period of at least six months shall have elapsed between the date upon which such Option was granted to the Optionee and the date upon which the Optionee desires to sell or otherwise dispose of any Common Shares acquired upon exercise of such Option.

            (d) Optionee acknowledges and understands that the exercise of an Option could have substantial adverse tax consequences to the Optionee, and that the Corporation recommends that the Optionee consult with a knowledgeable tax advisor before exercising any Option.


      5. Representations and Warranties. As a condition to the exercise of any Option, the Corporation may require the Optionee to make any representations and warranties to the Corporation that legal counsel for the Corporation may reasonably determine to be advisable for the Corporation.

      6. Restrictions on Encumbrances. During the lifetime of Optionee, the Optionee agrees and covenants that no Options will be pledged or otherwise encumbered in any manner, whether voluntarily or involuntarily, by operation of law or otherwise. The foregoing sentence shall not be deemed or construed, however, to prohibit any transfer otherwise allowed by will or by the laws of descent and distribution.

      7.    Notices.

            (a) All notices, demands or requests provided for or permitted to be given pursuant hereto must be in writing. All notices, demands and requests shall be deemed to have been properly given or served when deposited in the United States mail, addressed to the individual or entity to whom notice is given, postage prepaid and registered or certified with return receipt requested, at the last known address of such individual or entity.

            (b) By giving at least fifteen days prior written notice, the Corporation and the Optionee shall have the right from time to time and at any time during the term of this Agreement to change their addresses and to specify any other address within the United States of America.

      8. Titles and Captions. All Section and Paragraph titles and captions in this Agreement are for convenience or reference only, and shall in no way define, limit, extend or describe the scope or intent of any provision hereof.

      9. Applicable Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Utah, without reference to choice of law rules.

      10. Binding Effect. This Agreement shall be binding upon the Optionee and upon the Optionee's heirs, executors, administrators, successors and legal representatives. This Agreement shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns.

      11. Creditors. None of the provisions of this Agreement shall be for the benefit of or shall be enforceable by any creditor of the Optionee.

      12. Entire Agreement. This Agreement, including the provisions of the Plan incorporated herein, constitutes the entire understanding and agreement between the Corporation and the Optionee regarding the subject matter hereof. Any prior agreement, commitment, negotiation or understanding concerning any stock option, stock appreciation right or similar award to be granted by the Corporation and not reflected herein or in a separately executed Stock Option Agreement is hereby superceded and cancelled in all respects. This Agreement may not be amended or supplemented in any manner except in a writing duly executed by both parties hereto.


      13. Severability. In the event that any condition, covenant or other provision herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant, condition or provision herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such condition, covenant or provision shall be deemed valid to the extent of the scope or breadth permitted by law.

      IN WITNESS WHEREOF, the Corporation and the Optionee have executed this Agreement effective as of the date first set forth above.

                                    "Corporation"

                                    SOS STAFFING SERVICES, INC.,
                                      a Utah corporation



                                    By:
                                        -------------------------------
                                    Title:
                                           ----------------------------
Attest:


----------------------------
Secretary

                                    "Optionee"



                                    Name:
                                          ----------------------------

                                  EXHIBIT F

   [Exhibit F shall be a list of Key Employees of Seller to be granted stock options. List to be provided by Seller]

                                  EXHIBIT G

            EMPLOYMENT, NONDISCLOSURE AND NON-COMPETITION AGREEMENT
            -------------------------------------------------------

      THIS EMPLOYMENT, NONDISCLOSURE AND NON-COMPETITION AGREEMENT (the "Agreement") is entered into this day of August, 1997 by and between SOS Staffing Services, Inc., a Utah corporation (the "Company"), and Alex Salottolo ("Salottolo").

      WHEREAS, the Company desires to employ Salottolo based on the terms and conditions of this Agreement; and

      WHEREAS, Salottolo desires to accept such employment on the terms and conditions of this Agreement.

      Accordingly, the parties agree as follows:

      1.    Employment, Duties and Acceptance.
            ----------------------------------

            1.1 Employment by the Company. The Company hereby agrees to employ Salottolo as a full-time employee of the Company in the position of District
Manager of the Company's Information Technology ("IT") Southern California District in Orange, California for the Term as hereinafter defined, to render such services and to perform such duties as the Management of the Company shall reasonably request (for purposes of this agreement, "Management" means any officer of the Company or any person designated by the officers of the Company at their sole discretion to whom Salottolo reports). Notwithstanding the foregoing, Salottolo's position and duties may be reasonably modified or changed from time to time at the discretion of the Management without additional compensation. Any material change to Salottolo's position or duties must be agreed to by Salottolo. Salottolo shall also serve during all or any part of the Term in any other office (office refers to a title such as District Manager and does not refer to any physical office) to which he may be appointed or elected without any compensation therefor other than that specified in this Agreement.

            1.2 Acceptance of Employment by Salottolo. Salottolo hereby accepts such continued employment and shall render the services described above. Salottolo will faithfully, and at all times, and to the best of his ability, experience and talents, perform all of the duties which are required of him under this Agreement, including devoting of his full business time to and for the exclusive benefit of the Company, and shall keep free from conflicting enterprises or any other activities which would be detrimental to or interfere with the business of the Company or the devotion of his full time to the business of the Company. Salottolo agrees to use his best efforts to comply with any and all instructions that Management may give him from time to time, and to promote and maintain the success, quality, professionalism and reputation of the Company.

      2. Term of Agreement and Employment. The term of this Agreement and Salottolo's employment hereunder (the "Term") shall commence on August 25, 1997

(the "Commencement Date") and shall continue until the third (3rd) anniversary thereof or as otherwise terminated as provided in Article 5 hereof. Thereafter, employment may continue pursuant to such terms and conditions as the parties may then agree.

      3.    Compensation and Other Benefits.
            --------------------------------

            3.1 Compensation. As compensation for services to be rendered pursuant to this Agreement, the Company shall pay Salottolo from the Commencement Date through December 31, 1997 on a straight commission basis at the same rate as he was earning with Execusoft, Inc.. Thereafter, for the remainder of the Term, the Company shall pay Salottolo an annual salary which shall be Salottolo's total gross income for 1997 as reflected on Forms W-2 for the Company and Execusoft, Inc. for 1997 (the "Annual Salary"); however, the salary shall not be greater than $240,000.00 per year.

     3.2    Bonus and Branch Profit
            -----------------------

                  3.2.1 Bonus. From the Commencement Date hereof through December 31, 1997, Salottolo shall not be entitled to any bonus. Thereafter, Salottolo shall be entitled to a bonus of ten percent (10%) of the Branch Profit generated each year by the Orange County Execusoft Office in excess of the Branch Profit generated by the Orange County Execusoft Office for the entire 1997 calendar year, as operated by both Execusoft, Inc. and the Company. All other offices assigned to Salottolo shall have a bonus floor based on their performance in 1997 or current annualized run rate as established by agreement of the parties for offices not operating for a full calendar year. For offices assigned to Salottolo in 1997, no loss shall be included in Branch Profit until 1998; however, any profit from such offices shall immediately be included in Branch Profit for bonus purposes. The same bonus percentage shall apply to any such office. For any offices assigned to Salottolo in 1997, Salottolo shall have the option to elect, prior to January 1, 1998, whether the profit or loss shall be included in the Branch Profit for bonus purposes in 1998. Commencing in 1999 and each year thereafter, Salottolo shall be entitled to an additional five percent (5%) bonus of the Branch Profit generated by all offices for which Salottolo is responsible which is in excess of the Branch Profit generated by all offices for which Salottolo was responsible in preceding year. For example, if the total Branch Profit for the Orange County Execusoft Office in 1997, as operated by Execusoft, Inc. and the Company, is $600,000, then in 1998, and each year thereafter, Salottolo shall be paid 10% of Branch Profit in excess of $600,000. So if the Branch Profit in 1998 was $900,000, the Company would pay Salottolo a $30,000 bonus ($900,000 - $600,000 = $300,000 x 10% = $30,000). If using the same assumptions for Branch Profit for 1997 and 1998, and the Branch Profit in 1999 is $1,100,000, then the Company would pay Salottolo a bonus of $60,000 for 1999 ($1,100,000 - $600,000 = $500,000 x 10% = $50,000; and
$1,100,000  -  $900,000 =  $200,000  x 5% =  $10,000;  thus  $50,000 + $10,000 =
$60,000). If using the same assumptions for Branch Profit in 1997, 1998 and 1999, and the Branch Profit in 2000 is $1,400,000, then, assuming the Term of this Agreement has been extended, the Company would pay Salottolo a bonus of $ ($1,400,000 - $600,000 = $800,000 x 10% = $80,000; and $1,400,000 - $1,100,000 =
$300,000 x 5% = $15,000; thus $80,000 + $15,000 = $95,000).

                  3.2.2 Branch Profit. "Branch Profit" as used in this Agreement means gross sales (total sales of goods and services) less adjustments and discounts; the cost of sales (temporary employee programs, direct costs, temporary payroll, temporary payroll taxes, i.e. FICA, unemployment, etc., temporary worker's compensation, drug testing and bonding insurance); branch staff expenses (branch staff payroll, temporary staff payroll, commissions and bonuses, branch staff and temporary staff payroll taxes, i.e. FICA, unemployment insurance, etc., branch staff worker's compensation, sales and travel, group insurance, background checks, and drug testing); advertising expenses (specialty items, classified ads, yellow pages, promotional events, other advertising); operation expenses (telephone, office supplies, legal, interest on accounts receivable, professional, postage and delivery, petty cash, training expenses, and other operating expenses); facilities expenses (rent, repair and maintenance, utilities, depreciation and leasehold amortization); bad debt (to constitute a bad debt the receivable must be actually written off. Any receivable aged over one hundred twenty (120) days, which shall be considered a delinquent account, may be written off at the sole discretion of Company; however any recovery made on such an account shall be added back to total sales; miscellaneous expenses (dues and subscriptions, adjustments/recoveries, and reimbursements); printing expenses; computer expenses; consultation expenses; taxes (exclusive of federal, state and local income tax) and insurance; gain or loss on disposal of assets; depreciation of assets and other expenses (career fair; services fees, internal expenses, etc.); plus other income (bad debt recovery, finance charges collected and other income). Branch Profit excludes an allocation of the Company's overhead or home office expense. Salottolo acknowledges that Company's workers' compensation insurance, unemployment insurance, bonding insurance, cost of interest, cost of employee benefits and other costs differ from Execusoft's and past performance will not necessarily be indicative of future profits. Salottolo further acknowledges that Company's branch statements do not reflect adjustments for FICA, FUTA or SUTA limits, but that Branch Profit for purposes of determining Salottolo's bonus shall be based on adjusted branch statements reflecting only actual expenditures for FICA, FUTA and SUTA.

            3.3 Stock Options. The Company shall issue to Salottolo options to purchase a minimum of twenty thousand (20,000) shares of the Company's common stock. Such stock options will be issued under a separate agreement pursuant to and in accordance with the Company's May 1995 Incentive Stock Option Plan and shall vest over a period of five (5) years pursuant to such separate agreement. Such stock options to be issued hereby shall be granted on the Commencement Date and shall bear an exercise price which is equivalent to the closing trading price of the Company's stock on the Commencement Date as reported by the Wall Street Journal.

            3.4   Automobile  Allowance.    The   Company  shall  pay  Salottolo
$800.00 per month as an automobile allowance. Such payment shall be treated as income for tax purposes and withholdings.

            3.5 Expenses. Salottolo shall be entitled to reimbursement of his reasonable expenses incurred related to the performance of his duties hereunder pursuant to the Company's expense reimbursement program. The expenses covered by such policy include reimbursement for business related travel (other than automobile expenses), entertainment of potential and current customers of the Company, etc. Salottolo shall submit to the Company receipts and the Company's expense reimbursement report. The Company shall reimburse Salottolo within a reasonable time after the appropriate Company employee receives the expense reimbursement report and supporting documentation.

            3.6 Other Compensation. Salottolo shall be eligible for such other compensation, whether in the form of additional stock options, stock appreciation rights, restricted stock awards or otherwise, in such amounts and upon such terms and conditions as the Management may, at its discretion, approve. All compensations described in Articles 3.2 through 3.6 shall be collectively referred to as "Additional Compensation."

            3.7 Payment. The Annual Salary and the Additional Compensation shall be payable in accordance with the applicable payroll and/or other compensation policies and plans of the Company as from time to time in effect, less such deductions as shall be required to be withheld by applicable law and regulations. In consideration of Salottolo agreeing to the terms of Article 4 hereof, the parties agree that Salottolo shall be entitled to receive twelve
(12) months of compensation, if the Company terminates his employment during the Term other than pursuant to Article 5 hereof.

            3.8 Participation in Employee Benefit Plans. Salottolo shall be permitted, during the Term to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, nonqualified deferred compensation plan, similar benefit plan or other so-called "fringe benefits" of the Company, which may be available to all other employees of the Company generally on the same terms as such other employees. The Company shall pay one hundred percent (100%) of the premiums for the health insurance program normally provided to Company's employees.

      4.    Non-Competition.
            ----------------

            4.1 Acknowledgments. Salottolo acknowledges that: (i) the Company, including any subsidiaries and affiliates that may be formed or incorporated during the Covenant Period (as defined in Section 4.2), is currently engaged in the business of providing temporary staffing and permanent placement services to customers through its Orange County Execusoft Office and other offices in Southern California, including clerical, industrial, technical, information technology, information system, professional, construction and manufacturing personnel, as well as related services, such as staff leasing, payrolling, employee testing and risk management consulting, and does now and may in the future expand its business during the Term of this Agreement to include other activities and to operate in other areas for which Salottolo may have supervision or management responsibility. All areas within one hundred (100) miles of any office which Salottolo supervises or manages for the Company or which Salottolo supervises or manages for the Company in the future during the Term of Salottolo's employment with the Company, and all activities in which the Company engages through any office supervised or managed by Salottolo in such geographic area, whether currently or in the future during the Term of Salottolo's employment with the Company, are collectively referred to herein as the "Business"; (ii) Salottolo is one of a limited number of persons who will perform a significant role in the management and development of the Business, and whose services will be unique and extraordinary, and will contribute to and enhance the goodwill of the Company; (iii) Salottolo's work for the Company will give him access to "know-how," trade secrets, customer lists, employee lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, and financial information and general confidential business information (collectively, "Trade Secrets") that are confidential and unique, not generally known in the industry, and which will give the Company a competitive advantage and significantly enhance the Company's goodwill; (iv) the agreements and covenants contained in this Article 4 are essential to protect the Business and goodwill of the Company, to prevent competitors from acquiring, appropriating, or discovering the Company's Trade Secrets, and to maintain and protect the Company's competitive advantage in the industry; and (v) Salottolo has means to support himself and his dependents other than by engaging in the Business, and the provisions of this Article 4 will not appear such ability. Accordingly, Salottolo covenants and agrees as follows:

            4.2   Covenants and Reformation.
                  --------------------------

                  4.2.1. Non-Solicitation Covenants. For a period commencing on the Commencement Date hereof and continuing for one year after the date of termination of Salottolo's employment with the Company, for any reason, with or without cause, and whenever such termination may occur, whether prior to, concurrently with, after the expiration of this Agreement, or after the early termination of this Agreement (the "Covenant Period"), Salottolo shall not, within one hundred (100) miles of any office which Salottolo manages or supervises for the Company whether now or in the future, directly or indirectly,
(i) engage in the Business with any company or account which billings with the Company of $50,000 or more during the twelve (12) month period prior to the termination of Salottolo's employment with the Company ; (ii)solicit or otherwise induce any employee of the Company to terminate his/his employment with the Company; or (iii) hire or solicit any consultant under contract with the Company or encourage such consultant to terminate such relationship.

                  4.2.2. Reformation or "Blue-Penciling". The Company intends to restrict legitimate business under Section 4.2.1 only to the extent necessary to protect the Company's legitimate business interests. Salottolo and the Company agree that the terms and conditions hereof should be enforced to the fullest extent permitted by law. If any court determines that any provision of Section 4.2.1, or any part thereof, is unenforceable because of the scope, duration or geographic breadth of such provision, such court shall have the power to reform such provision to the maximum scope, duration or geographical breadth, as the case may be, that such court has determined is enforceable in accordance with the law.

            4.3 Nondisclosure Covenant. During the Covenant Period and forever thereafter, Salottolo shall not, without the prior written consent of the Company, intentionally or unintentionally, reveal, make accessible, or disseminate to any person not an employee of the Company, or to any other entity, or use for the benefit of himself or others, the Trade Secrets and any and all other confidential matters of the Company.

            4.4 Property of the Company. All of the Company's Trade Secrets, and all tangible items, including, without limitation, all memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Salottolo, or made available to Salottolo relating to the past, existing, or contemplated business or work of the Company, other than purely personal matters, are and shall remain the Company's exclusive property and shall be delivered to the Company promptly upon the termination of Salottolo's employment (whether for Cause or otherwise) or at any other time on request of the Company.

            4.5 Rights and Remedies upon Breach. If Salottolo breaches, or threatens to commit a breach of, any of the provisions of Sections 4.2.1, 4.3, or 4.4 (collectively, the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                  4.5.1 Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed by the parties hereto that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

                  4.5.2 Accounting. The right and remedy to require Salottolo to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Salottolo as the result of any transactions constituting a breach of the Restrictive Covenants.

            4.6 Severability of Covenants. Salottolo acknowledges and agrees that the Restrictive Covenants are reasonable and valid in scope, and geographical and temporal breadth and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

            4.7 Enforceability in Jurisdictions. The Company and Salottolo intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of their scope or otherwise, it is the intention of the Company and Salottolo that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

      5.    Termination of Agreement and Employment.
            ----------------------------------------

            5.1 Termination upon Death. If Salottolo dies during the Term, this Agreement and Salottolo's employment hereunder shall terminate, except that Salottolo's legal representatives, successors, heirs or assigns shall be entitled to receive the Annual Salary, the Additional Compensation and other accrued benefits, if any, earned up to the date of Salottolo's death; provided, however, if any Additional Compensation or other benefits are governed by the provisions of any written employee benefit plan or policy of the Company, any written agreement contemplated thereunder, or any other separate written agreement entered into between Salottolo and the Company, the terms and conditions of such plan, policy or agreement shall control in the event of any discrepancy or conflict with the provisions of this Agreement regarding such Additional Compensation or other benefit upon the death, termination or disability of Salottolo pursuant to this Article 5.

            5.2 Termination for Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective in accordance with its terms, to terminate this Agreement and Salottolo's employment hereunder and discharge Salottolo for "Cause" (as hereinafter defined). If such right is exercised, the Company's obligation to Salottolo shall be limited to the payment of any unpaid Annual Salary, Additional Compensation and other benefits, if any, accrued up to the effective date (which shall not be retroactive) specified in the Company's notice of termination. As used in this Section 5.2, the term "Cause" shall mean and include (i) material breach by Salottolo of the terms of this Agreement, (ii) wrongful misappropriation of any money or other assets or properties of the Company or any subsidiary or affiliate of the Company, (iii) the conviction of Salottolo for any felony or other serious crime, (iv) use of illegal drugs, (v) use of alcohol if such use renders Salottolo unable to perform the essential functions of his job, (vi) Salottolo's gross moral turpitude relevant to his office or employment with the Company or any subsidiary or affiliate of the Company, (vii) any act or omission by Salottolo that materially harms the Company's business reputation, trade name(s) or goodwill.

            5.3 Suspension upon Disability. If during the Term, Salottolo becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of (2) competent physicians licensed to practice medicine in the United States, so that Salottolo is unable to substantially perform his services hereunder for (i) a period of six consecutive months, or (ii) for shorter periods aggregating six months during any twelve-month period, the Company may at any time after the last day of the six consecutive months of disability, or on the day on which the shorter periods of disability equal an aggregate of six months, by written notice to Salottolo, suspend Salottolo's employment and the performance of the Company's obligations hereunder, including payments of the Annual Salary, Additional Compensation and other benefits. If at any time Salottolo shall no longer be disabled, as evidenced by the written statement of two (2) competent physicians licensed to practice medicine in the United States, the Company may, at its election, fully reinstate this Agreement and Salottolo's employment hereunder, and all of the terms of this Agreement, including payment of the Annual Salary, shall resume in full force for the balance of the Term. Nothing in this Section 5.3 shall be deemed, however, to extend the Term. Additionally, nothing in this Section 5.3 shall limit or diminish Company's obligations towards Salottolo with respect to the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, or any similar state laws.

            5.4 Termination other than for Cause. If Salottolo is terminated other than for cause as defined in Article 5.2 herein, Company's liability shall be limited to twelve (12) months compensation as described in Article 3.7 herein.

      6. Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or others as the designated beneficiary (which is may change from time to time), policies for health, accident, disability or other insurance upon Salottolo in any amount or amounts that it may deem necessary or appropriate to protect its interest. Salottolo agrees to aid the Company in procuring such insurance by submitting to reasonable medical examinations and by filling out, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.

      7. Continuing Obligations. Notwithstanding the expiration or early termination of the Term of this Agreement pursuant to Section 2 or Section 5 hereof, respectively, any provision of this Agreement calling for performance by any party after such expiration or termination, including, without limitation, the obligations of Salottolo set forth in Section 4 hereof, shall continue in full force and effect.

      8.    Other Provisions.

            8.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:

                  (i)   if to the Company, to:

                        SOS Staffing Services, Inc.
                        1415 South Main Street
                        Salt Lake City, Utah  84115

                  (ii)  if to Salottolo to:

                        Alex Salottolo
                        --------------

                        --------------------------

                        --------------------------

            Any party may change its address for notice hereunder by written notice to the parties hereto.

            8.2 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto; provided, however, that nothing herein shall in any way limit the obligation, rights or liabilities of the parties under any written stock option agreement separately entered into by the parties.

            8.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

            8.4 Governing Law. This Agreement, except for Article 4 hereof, shall be governed by and construed in accordance with the laws of the State of Utah applicable to agreements made and to be performed entirely within such State.

            8.5 Arbitration. Except for actions brought for breach of the covenants contained in Article 4, each party agrees that with respect to any dispute related to or arising out of this Agreement or Salottolo's employment with the Company that the parties shall submit to binding arbitration in accordance with the Arbitration Rules for Employment Contracts of the American Arbitration Association in effect at the time of the action. The parties agree to negotiate in good faith to resolve the breach or enter a settlement. An arbitrator will be chosen by the parties. If the parties are unable to agree upon an arbitrator, an arbitrator shall be selected pursuant to the rules of the American Arbitration Association then in effect. Arbitration shall take place in Salt Lake City, Utah.

            8.6 Venue and Jurisdiction. In the event the arbitration provision of Article 8.5 is unenforceable, the parties submit themselves to the jurisdiction of the federal and state courts located in Salt Lake County, State of Utah and that any action arising out of or relating to this Agreement (other than Article 4) or Salottolo's employment with the Company shall be brought and maintained within such courts.

            8.7 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by either party hereto without the prior written consent of the other party.

            8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            8.9 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SOS STAFFING SERVICES, INC.



By:
   -----------------------------
    Richard D Reinhold
    Chairman of the Board



--------------------------------
Alex Salottolo

[Schedule 7(k), Disclosure of all known claims, causes of actions and lawsuits]

 [Schedule 7(l) - All financial statements and records relied on by Buyer in its due diligence review]